Exhibit 10(i)(L)

Qimonda AG
Confidential Materials Omitted and Filed Separately with the
Securities and Exchange Commission
Confidential Portions denoted by [***]
Product Purchase and Capacity Reservation Agreement
by and between
Hwa-Ya Semiconductor Inc., having its registered offices at Hwa-Ya Technology Park,
Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C., Taiwan, R.O.C.
  – hereinafter referred to as “JV” –
on the first part
and
Nanya Technology Corporation, having its registered offices at Hwa-Ya Technology Park
669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C.
  – hereinafter referred to as “NTC” –
and
Infineon Technology AG, having its registered offices at St. Martin Strasse 53,
81669 Munich, Germany
  – hereinafter referred to as “Infineon” –
on the second part
  – JV, NTC and Infineon are hereinafter collectively referred to as the “Parties” and severally referred to as a “Party”; NTC and Infineon are hereinafter collectively referred to as the
“Buyers” and severally referred to as a “Buyes” –
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Preamble
WHERAS, NTC and Infineon have formed JV as a joint venture company for the development, manufacture and sale of semiconductor products subject to a Joint Venture Agreement (“Joint Venture Agreement”);
WHEREAS, NTC, Infineon and JV have entered into a Know How Transfer Agreement (“KHTA”) under which NTC and Infineon transfer and license certain know how relating to DRAM processes and products to JV;
WHEREAS, NTC, Infineon and JV wish to allocate JV’s total wafer manufacturing capacity to different process corridors with the understanding that the majority of JV’s total wafer manufacturing capacity will be used for the production of standard DRAM products to be sold exclusively to NTC and Infineon;
NOW, THEREFORE, the Parties agree as follows:
Article 1 – Definitions
For the purpose of this Agreement, the terms set forth in this Article 1, when employed in capital letters, either in the singular or plural form, are defined to mean the following:
1.1	“Commodity DRAM Corridor” shall mean a certain portion of the Total Capacity assigned to the production of Commodity DRAM Products for the Buyers.

1.2	“Commodity DRAM Products” shall mean mainstream DRAM products in wafer form, which
a)	have a highly standardized specification,

b)	are targeted for high production volumes,

c)	follow JEDEC standards,

d)	have densities between 256Mbit and 4Gbit,

e)	include SDRAM interface standards such as SDR, DDR and DDR II, and
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f)	use the Contract Process
and are designed by or on behalf of NTC and/or Infineon, including improved and/or modified versions thereof. Commodity DRAM Products shall exclude any embedded DRAM products.
1.3	“Contract Process” shall mean DRAM process technology transferred to JV under the KHTA.

1.4	“Frontend Fab Cluster” shall mean a group of companies which align their frontend fabs to a synchronized technical, quality and reporting guideline in order to realize economies of scale and common quality standards. On the Effective Date the Frontend Fab Cluster members are Infineon Technologies Richmond Limited Partnership, USA, Infineon Technologies Dresden GmbH & Co. OHG, Germany, Infineon Technologies SC300 GmbH & Co. KG, Germany, ProMOS Technologies Inc, Hsinchu, Taiwan, and Winbond Electronics Corporation, Hsinchu, Taiwan, and shall further include JV, as well as any other Infineon Subsidiary or third party cooperation partner of Infineon that Infineon may add to the Frontend Fab Cluster. The Parties acknowledge that certain members of the Frontend Fab Cluster may cease to be members during the term of this Agreement.

1.5	“Products” shall mean Commodity DRAM Products and Specialty DRAM Products JV sells to the Buyers under this Agreement.

1.6	“NTC Development Area” shall mean a certain portion of JV’s cleanroom space that NTC may use to set-up a development line using NTC equipment, at NTC’s cost.

1.7	“NTC Development Wafers” shall mean DRAM products manufactured in the NTC Development Area that JV shall sell exclusively to NTC.

1.8	“Output Share” shall mean the respective share of JV’s Total Capacity that is assigned to each Buyer,

1.9	“Specialty DRAM Corridor” shall mean a certain portion of the Total Capacity assigned to the production of Specially DRAM Products for the Buyers using a Contract Process that is one of the processes being used by the JV’s Commodity DRAM Corridor.
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1.10	“Specialty DRAM Products” shall mean all low volume DRAM products in wafer form targeting special applications, using the Specialty DRAM Corridor and a Contract Process, that is one of the processes being used by the JV’s Commodity DRAM Corridor which show in terms of performance significant changes to Commodity DRAM Products. Specialty DRAM Products shall include but not be limited to low power applications such as SDR, DDR and IT SRAM, high speed applications for graphics and networking, but shall exclude embedded DRAMs.

1.11	“Total Capacity” shall mean the total wafer manufacturing capacity of JV measured in wafer starts per week (‘wspw’).

1.12	“Transfer Price” shall mean the price of the Products JV charges to the Buyers which is calculated according to Annex 1.

1.13	“Subsidiary” shall mean any legal entity which is or becomes owned or controlled directly or indirectly by a Party hereto as to more than fifty percent (50%) of such legal entity’s issued share capital, voting rights and/or the like.
Article 2 – Utilization of JV’s Wafer Manufacturing Capacity
2.1	The Total Capacity of JV shall be allocated to following process corridors:

At least 80% of the Total Capacity shall be allocated to the Commodity DRAM Corridor, with the remaining portion of the Total Capacity allocated to the Specialty DRAM Corridor.

Each Buyer may assign a maximum of 10% of the Total Capacity to the production of Specialty DRAM Products. Each Buyer may use its portion of the Specialty DRAM Corridor for the manufacture of a maximum of four Specialty DRAM Products. In case that the demand of Specialty DRAM Products of such Buyer falls short of 10% of the Total Capacity, the remaining portion of the Total Capacity shall be filled with Commodity DRAM Products for that Buyer.

2.2	The Parties agree, that a maximum of two different DRAM process technologies shall be used in the Commodity DRAM Corridor and that a maximum of five Commodity DRAM Products shall be manufactured at the same time. Such five (or less)
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Commodity DRAM Products shall be exclusively determined out of the following list of products (provided, however, that during the first twelve months after the establishment of JV, Commodity DRAM Products shall be limited to a maximum of three):
1)	One 110nm product designed by Infineon;

2)	One 110nm product designed by NTC;

3)	One lead 90nm product and one lead 70nm product jointly developed under the Technical Cooperation Agreement;

4)	One 90nm product and one 70nm product designed by NTC; and

5)	One 90nm product and one 70nm product designed by Infineon.
2.3	Each Buyer may assign a minimum of 40% of the Total Capacity to the production of Commodity DRAM Products. Each Buyer may in its discretion use its portion of the Commodity DRAM Corridor for the manufacture of Commodity DRAM Products in accordance with the decision of JV’s board of directors on which products out of the list of products specified in Article 2.2 are to be manufactured in JV.

2.4	With respect to the Products that fall within items 1, 2, 4 or 5 indicated above, the Buyer who provides the design will be responsible for setting up the product testing and qualification mechanism at wafer level with the engineering support by JV,

2.5	In addition, JV may manufacture any other 110nm, 90nm or 70nm Product designed by either Buyer upon written agreement between the Buyers on terms and conditions of manufacturing of such Product in JV and how such Product may be manufactured and successfully commercialized by the other Buyer in its own facility at terms reasonable and equitable to both Buyers. In case either Party wishes the Company to manufacture any product developed by such Party, such Party shall be responsible for setting up the Product testing and qualification mechanism at wafer level with the engineering support by JV.

2.6	JV shall sell all Products solely to the Buyers. The Output Share of each Buyer shall be 50% of the Total Capacity. Each Buyer shall have the right and obligation to buy a quantity of Products from JV that corresponds to its Output Share.
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2.7	In the event either Buyer needs additional wafer fabrication capacity for processing Products, it may (i) request the other Buyer to temporarily or permanently adjust the Buyers’ Output Share, or (ii) request JV and the other Buyer to consider expansion of the Total Capacity.

2.8	Throughout the term of this Agreement JV shall cooperate with the Buyers to maintain records that reflect the utilization of JV’s wafer manufacturing capacity by the Buyers. JV shall allow the Buyers to verify these records for accuracy and completeness as often as they may reasonably request.

2.9	JV shall reserve 200 sqm of its cleanroom space for the NTC Development Area. NTC may use the NTC Development Area to set up at its own cost a development line. JV will also process NTC Development Wafers for NTC if such wafers: (i) use portions of the Contract Process (ii) do not endanger the yield, performance and logistics of the Contract Process (iii) are counted against and are limited by the wspw agreed for NTC’s Specialty DRAM Corridor; and NTC shall reimburse all costs relating to the manufacture of the NTC Development Wafers. Until the JV is ready to equip the NTC Development Area for its own purposes, NTC may use the space assigned to it free of charge. The JV shall give 3 months prior written notice to NTC before completely equipping the rest of its facility. NTC shall then bindingly declare, if it wishes to continue using the NTC Development Area or decommission it at its own cost. In case of such continued use by NTC the Buyers and the JV shall agree on a reasonable monthly rent payable by NTC to JV for the continued use of the NTC Development Area.
Article 3 – Forecasts
3.1	In order to plan for the efficient utilization of JV’s manufacturing capacity, the Buyers agree to exchange forecasts with JV and such other information as is reasonably requested by JV. No later than five months before the beginning of each calendar year, JV will provide the Buyers with a preliminary capacity plan in units of wspw per DRAM process technology of the said calendar year. Within one month after receipt thereof, the Buyers shall provide JV with an annual forecast in units of wspw per
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DRAM process technology for every week. The Buyers shall mutually agree on the capacity per DRAM process technology that will be shared in equal parts. JV shall use reasonable best efforts to meet the request of the Buyers. Based on the Buyers’ request, JV will (i) plan its production capacity, efficiency and related adjustments and then (ii) prepare an adjusted forecast that will become the basis for the quantity to be purchased by the Buyers during the said calendar year.
3.2	The Product mix for each Buyer’s Output Share is determined by the Buyers according to the principles of this Agreement. If any Buyer wishes to modify the Product mix and/or production capacity, the Buyer shall inform JV in writing on a monthly basis and in manner which is timely synchronized to the Frontend Fab Cluster’s rolling forecast process. Such modification shall be subject to the condition that no substantial change of the production process flow or equipment will occur due to the modification.

3.3	Once per month JV will plan parameter values (chips per wafer, yields, cycle times, quality shares) together with the Buyers and synchronized with the Frontend Fab Cluster planning process. JV shall provide the Buyers on a weekly basis with a short term wafer out/chip out forecast as well as reports of actual wafer starts, wafer out/chip out and above mentioned parameter values for each Product. Each kind of manual forecast/report are consolidated into one file. In addition, yields, cycle times and wafer starts must be provided accurately and regularly compatible to Buyers IT landscape.

3.4	The Parties will further jointly review this forecast mechanism, taking into account practical operation.
Article 4 – Ordering
4.1	Four working days prior to the beginning of each calendar month, the Buyers shall issue to JV a non-cancelable purchase order (“Purchase Order”). The Purchase Order shall:

– specify the Product mix;
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–	provide for the ordering of quantities sufficient to cover the Buyer’s Output Share;

–	respect the allocation of JV’s manufacturing capacity to different process corridors;

–	specify the applicable price and delivery date.
4.2	JV shall be obliged to accept the Purchase Order if it is within the scope of the Buyer’s Output Share and the capacity allocation to process corridors and shall confirm acceptance thereof within three working days after its receipt.

4.3	Should JV’s output during a quarter fall below the ordered quantities of Products, the Buyers shall accept delivery of the deficient quantities and issue to JV a revised Purchase Order to account for such shortfall. Should output during a quarter exceed the ordered quantities of Products, the Buyers shall accept delivery of the additional quantities and issue to JV a supplementary Purchase Order to cover such excess.

4.4	Subject to Article 4.1, each Buyer may reschedule or change the mix of Products it has ordered from JV by written notice prior to the scheduled delivery, provided that JV will have (i) the materials and (ii) the capability to fulfill such revised Purchase Order within the time available and (iii) that the respective Buyer shall pay for any additional costs incurred by JV and (iv) that the respective Buyer shall buy and take the Products already made per the original Purchase Order.
Article 5 — Delivery, Title and Risk of Loss
5.1	JV shall ship the Products to the Buyers, or at the request of a Buyer to such Buyer’s Subsidiary or subcontractor. In no event will JV maintain any significant inventory for the Buyers. The Buyers shall provide JV with reasonable assistance in meeting their shipping requirements. All freight and other shipping charges, duties, sales, excise or other taxes (other than taxes based on the net income or assets of JV) shall be paid by the Buyers.

5.2	Title and risk of loss shall pass ‘FCA JV’s production facilities’ according to Incoterms 2000.
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Article 6 – Price and Payment
6.1	JV shall sell all Products to the Buyers and their Subsidiaries on the basis of the Transfer Price. The prices shall be ‘FCA JV’s production facilities’ according to Incoterms 2000 and shall include the cost of packing,

6.2	JV shall issue to the Buyers an invoice promptly upon shipment of Products. Payment terms shall be net 60 days from the date of shipment. Interest at the rate of one percent per month shall be paid on all overdue amounts.

6.3	NTC and Infineon shall have the right to audit through internal or external auditors all financial data of JV to verify JV’s computation of the Transfer Price.
Article 7 – Specifications of Products, Inspections
7.1	Each Buyer shall notify JV, with a reasonable lead time, of the electrical, mechanical, quality-related, marking, and packing specifications to be met by all Products purchased by them and JV shall deliver Products which meet such specifications.

7.2	The Buyer’s may perform, or may have performed on their behalf and at their expense, incoming inspection and tests of delivered Products, and shall provide notice to JV of Products which do not meet the specifications. Failure to provide notice of rejection within 30 days of receipt of shipment shall be deemed to be an acceptance by the Buyers, but such failure to reject shall not preclude the Buyers from making a warranty claim under Article 12.
Article 8 – Scrap Products
Wafers being processed by JV may need to be scrapped from time to time due to product quality issues, defects, or process errors resulting in non compliance with the specifications of the respective Product (“Scrap Product”). For the avoidance of doubt, partially finished, untested, or non-functional Products shall be considered Scrap Products. The JV hereby undertakes to scrap Products at its cost if the reason for scrapping the Product was caused by JV.
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Otherwise Scrap Products shall be sold to the Buyers at terms to be agreed.
Article 9 – Process Changes
JV will adopt all process changes requested and approved by the Technology Synchronization Board of the Frontend Fab Cluster. JV shall not implement any process changes unilaterally.
In case of process changes requested by only one Buyer, JV will (i) prior to implementation seek approval by the Technology Synchronization Board according to the rules and regulations of the Frontend Fab Cluster as referred to in the KHTA, and (ii) if JV implements such changes without the approval of the Technology Synchronization Board, such Buyer shall bear all cost associated with such process change.
Article 10 – Quality Data
10.1	JV agrees to provide all information relating to the quality or reliability of the Products and the quality systems used to guarantee these standards as foreseen by the rules and regulations of the Frontend Fab Cluster as referred to in the KHTA.

10.2	JV agrees to maintain reasonable documentation regarding ell Products sold to the Buyers’ for 10 years after shipment. All Products shall be traceable based on wafer lot number. Full history shall include applicable wafer fab process recipes, quality control data, process deviation notes and probe data.

10.3	JV agrees to participate in regular quality system reviews for all Products purchased by the Buyers. The details of such reviews shall be provided to JV by the Buyers at least one month in advance.

10.4	JV agrees to provide timely failure analysis on Products that are beyond the Buyers’ analysis capability or which are returned for the purposes of feedback and correlation.

10.5	Each Buyer may review JV’s quality measurement and control systems upon reasonable advance notice.
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Article 11 – Customer Audit
Upon reasonable prior notice, JV shall permit the Buyers and their Subsidiaries and customers to audit JV’s facilities during business hours. Any audit must be in compliance with security, safely and confidentiality requirements of JV. JV shall support such audits including (i) setting the date of such audit, (ii) presenting the fab quality systems, (iii) supplying guides to support the physical audit, and (iv) taking all requested corrective action to the audit results in a timely manner.
Article 12 – Warranties
12.1	JV warrants that, at the time of delivery to the Buyers, and for a period of 21 months from the date of shipment of the Products to the Buyers, all Products will (i) be clear of any liens and encumbrances, (ii) be free from any defects in material and workmanship, and (iii) will conform to all written specifications of the Buyers applicable to such Products.

12.2	The Buyers shall advise JV of any claims for such defects in writing within the period of the said warranty. If Products are not as warranted, JV shall, at the Buyers’ choice, (i) repair the defect(s), or (ii) replace the defective Products and reimburse the Buyers’ for costs of handling and transporting of the defective Products; or (iii) refund the Transfer Price of the defective Products and reimburse the Buyers for costs of handling and transporting of the defective Products.
Article 13 – Industrial and Intellectual Property Rights
13.1	JV does not warrant or represent that Products manufactured with the Contract Process will be free from infringement of intellectual property rights of third parties, unless such claim is attributable to JV’s unauthorized change of the Contract Process, or any non-compliance with specifications or instructions given to JV by the Buyers for the manufacture of Products.

13.2.1	As between the Parties, it is NTC’s responsibility to indemnify JV and to defend, settle or otherwise solve at its expense any dispute arising from a claim of a third
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party, wherein the third party alleges that Products manufactured for and/or sold to NTC by JV are infringing intellectual property rights of such third party.
13.2.2	As between the Parties, it is Infineon’s responsibility to indemnify JV and to defend, settle or otherwise solve at its expense any dispute arising from a claim of a third party, wherein the third party alleges that Products manufactured for and/or told to Infineon by JV are infringing intellectual property rights of such third party.

13.2.3	For the avoidance of doubt, in the case where a dispute arises from a claim of a third party as described in this Article 13, and the Products alleged to infringe the intellectual property rights of such third party are manufactured for and/or sold to both NTC and Infineon by JV, the responsibility to indemnify JV shall be shared between NTC and Infineon in accordance with the capacity allocation arrangement of such Products as pursuant to the terms of this Agreement and in proportion to the quantity of such Products manufactured for or sold to NTC and Infineon, respectively.

13.2.4	If JV wishes to invoke any such indemnification, JV must, within 30 days of receipt of notice of infringement, notify the indemnifying Buyer in writing and forward a copy of said notice. In such case JV shall assign its responsibility and control to negotiate and settle such claims described in said notice to the indemnifying Buyer and JV agrees to comply with any reasonable request to assist in the defense of said claims.
Article 14 – Limitation of Liability
14.1	With the exception of a breach of the confidentiality provision in Article 15, neither Party assumes any liability, nor shall it be held liable by the other Parties, for any business interruption, loss of revenues, profits or sales, loss of information or data, or for any special, incidental, punitive, indirect or consequential damages. Each Party’s liability for direct costs, losses or damages of the other Parties shall be limited to an aggregate amount of one million US Dollars.

14.2	The Parties further agree that the rights and remedies contained in this Agreement are sole and exclusive, and that these remedies are in lieu of any and all other rights and remedies available at law, in contract, tort, or otherwise.
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Article 15 – Confidentiality
15.1	The Parties undertake to keep all Confidential Information disclosed under this Agreement by a Party to the other Parties, in confidence for a period of ten years after disclosure to the receiving Party and not to distribute, disclose, or disseminate such Confidential Information to anyone except its own or its Subsidiaries’ employees, who have a reasonable need to know such Confidential Information and who are bound to confidentiality by their employment agreements or otherwise. The receiving Party shall use the same efforts to avoid publication or dissemination of Confidential Information received as it employs with respect to information of its own which it does not desire to be published or disseminated, but not less than reasonable care.

The term Confidential Information as used herein shall include (i) all information disclosed in written or other tangible form and marked “confidential” or the like, and (ii) all information disclosed orally, which is confirmed in written or other tangible form within thirty (30) days after initial oral disclosure.

The term Confidential Information shall not include any information which is:

15.1.1	already in the possession of the receiving Party or its Subsidiaries without breach of obligation of confidence under this Agreement;

15.1.2	now, or hereafter becomes, publicly available without breach of this Agreement;

15.1.3	rightfully received from third parties without obligation of confidence;

15.1.4	independently developed by the receiving Party or its Subsidiaries; or

15.1.5	approved for release by written agreement of the disclosing Party.

15.2	The receiving Party’s obligations with respect to the Confidential Information as specified in Article 15.1 shall not apply to any disclosure which is in response to a valid order of a court or a due inquiry of other governmental body of any country or group of countries or any political subdivision thereof, provided, that the receiving Party shall have notified the disclosing Party immediately upon learning of any such order and has given the disclosing Party a reasonable opportunity and cooperated with
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the disclosing Party to contest or limit the scope of such required disclosure including a protective order, or otherwise required by law.
Article 16 – Term, Termination
16.1	This Agreement shall enter into force upon signature by the Parties hereto and shall terminate at the same time as the Joint Venture Agreement.

16.2	This Agreement may be prematurely terminated by registered letter with immediate effect by a Party having such right as herein below provided – and notwithstanding any other rights such Party may have – upon the occurrence of one of the following events:

16.2.1	by each Party in the event that one of the other Parties has failed in the performance of any material contractual obligation herein contained, provided that such default is not remedied to the terminating Party’s reasonable satisfaction within sixty (60) days after receipt of written notice by the non-terminating Party specifying the nature of such default and requiring remedy of the same;

16.2.2	by either NTC or Infineon concurrently with a termination for cause of the Joint Venture Agreement, unless such termination is due to the breach of the Joint Venture Agreement by a Party requesting termination of this Agreement; or

16.2.3	by either NTC or Infineon concurrently with a termination for cause of the License and Technical Cooperation Agreement, unless such termination is due to the breach of the License and Technical Cooperation Agreement by a Party requesting termination of this Agreement
Article 17 – Rights and Obligations after Termination
Articles 5 and 6 with respect to outstanding shipments and payments and Articles 10.2, 12, 13, 14, 15, 18 and 19 shall survive any termination of this Agreement.
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Article 18 – Arbitration
The Parties hereto shall use their best efforts to amicably resolve any disputes, controversies or differences which may arise between the Parties in connection with the interpretation or performance of this Agreement. If any such disputes, controversies or differences cannot be resolved between the Parties hereto, they shall be finally settled by arbitration in Hong Kong in accordance with the rules of the International Chamber of Commerce, Paris (“Rules”). The arbitration shall be conducted by three (3) arbitrators selected in accordance with the Rules. Arbitration proceedings shall be conducted in the English language. The procedural law of the place of arbitration shall apply where the Rules are silent. The decision of the arbitration proceedings shall be final and binding upon the Parties and judgment on any arbitration decision may be entered in any court of competent jurisdiction for enforcement. The Parties are aware that the Republic of China is not a signatory to the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards and therefore wish to state that each of NTC, Infineon and JV hereby unconditionally and irrevocably consent to the compulsory execution of any arbitration award rendered against them by any court having jurisdiction over them.
Article 19 – Applicable Law
This Agreement and the performance of the Parties hereunder shall be construed in accordance with and governed by the substantive laws of the Republic of China, without regard to its conflict of laws principle. The application of the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.
Article 20 – Miscellaneous
20.1	This Agreement cannot be modified except by written instrument signed by the Parties. This requirement of written form can only be waived in writing by the Parties.

20.2	Neither Party shall be liable to the others for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure (such as without limitation; riots, wars, freight
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embargo, shortage of supply, hostilities between nations, governmental laws, earthquakes, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective party). On the occurrence of such an event, the affected Party shall immediately inform the other Parties of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases.
20.3	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.4	Except otherwise provided in this Agreement, communications between Infineon and JV shall be given in writing, by post, by hand delivery, or by telefax, to the following addresses of the Parties or to such other addresses as the Party concerned may subsequently notify in writing to the other Party:
If to NTC to:
Nanya Technology Corporation
Legal Department
Hwa-Ya Technology Park 669, Fuhsing 3rd Road
Kveishan, Taoyuan
Taiwan, R.O.C.
Fax: + 886-3-396-0993

If to Infineon to:
Infineon Technologies AG
Legal Department
P.O. Box 800949
81609 Munich, Germany
Fax: - +49 89 234 26993
If to JV to:
Hwa-Ya Semiconductor Inc.
Hwa-Ya Technology Park
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Fuhsing 3rd Road, Kueishan
Taoyuan, Taiwan, R.O.C.
Fax: +886
20.5	No right or interest in this Agreement shall be assigned or transferred to any third party by a Party hereto without first obtaining written consent from the other Parties except that NTC and Infineon may freely assign this Agreement to a Subsidiary, or to a third party, to which all or substantially all assets of their memory products divisions are transferred.

20.6	If any provision contained in this Agreement is or becomes ineffective or is held to be invalid by a competent authority or court having final jurisdiction thereover, all other provisions of this Agreement shall remain in full force and effect and there shall be substituted for the said invalid provision a valid provision having an economic effect as similar as possible to the original provision.

20.7	This Agreement and any documents attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and, except as otherwise expressly set forth herein, supersedes all prior discussions, understandings, agreements and negotiations between the Parties with respect to such subject matter.

20.8	With respect to the subject matter of this Agreement, the provisions of this Agreement shall prevail over any terms in any purchase order, order acknowledgment or other form or agreement

20.9	Annex 1 attached hereto, shall constitute an integral part hereof.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized representatives.

Nanya Technology Corporation

By:	/s/ Jih Lien

Name:	Jih Lien
Title:	President
Date:	Nov, 13, 2002

Infineon Technologies AG

By:	/s/ Harold Eggers	And by:	/s/ Michael Majerus

Name:	Dr. Harold Eggers	Name:	Dr. Michael Majerus
Title:	CEO, Memory Products	Title:	CFO, Memory Products
Date:	November 13, 2002	Date:	November 13, 2002

Hwa-Ya Semiconductor Inc.

By:	/s/ C. J. Nu	And by:	/s/ Karlheinz Horninger

Name:	C. J. Nu.	Name:	Dr. Karlheinz Horninger
Title:	Chairman	Title:	EVP Inotera Memories, Inc.
Date:	7/15/2003	Date:	June 16th, 2003
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Annex 1 to the Product Purchase and Capacity Reservation Agreement has been superseded and replaced by Annex 1 to the First Amendment to the Product
Purchase and Capacity Reservation Agreement

First Amendment to Product Purchase and Capacity Reservation Agreement
by and between
Inotera Memories, Inc, having its registered offices at Hwa-Ya Technology Park, 4F, 669,
Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C., Taiwan, R.O.C
- hereinafter referred to as “JV” -
on the first part
and
Nanya Technology Corporation, having its registered offices at Hwa-Ya Technology Park
669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, R.O.C.
- hereinafter referred to as “NTC” -
and
Infineon Technologies AG, having its registered offices at St. Martin Strasse 53,
81669 Munich, Germany
- hereinafter referred to as “Infineon” -
on the second part
- JV, NTC and Infineon are hereinafter collectively referred to as the “Parties” and severally referred to as a “Party”; NTC and Infineon are hereinafter collectively referred to as the
“Buyers” and severally referred to as a “Buyer” -
WHEREAS The Parties have entered into a Product Purchase and Capacity Reservation Agreement on July 15, 2003 (“PPCRA”);
WHEREAS The Parties have jointly agreed to change the Transfer Price calculation to reflect the distribution of the margin achieved from selling non-QC and non-NC dies picked from wafers supplied by JV;
WHEREAS The Parties have jointly agreed to change the Transfer Price calculation to reflect the assembly losses in the back end more accurately;
First Amendment to PPCRA

1

WHEREAS The Parties have jointly agreed to define more specifically the parameters needed for the Transfer Price calculation;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties agree to amend the PPCRA as follows:
1.	Article 5.2. shall be replaced by the following:

“Title to the Products shall pass upon delivery or the Products to Buyer. The risk of loss shall pass ‘EXW JV’s production facility’ according to Incoterms 2000, as amended.”

2.	The second sentence of Article 6.1 shall be replaced by the following:

“The prices shall be ‘EXW JV’s production facility’ according to Incoterms 2000, as amended, and shall include the cost of packing”

3.	Annex 1 shall be restated as attached hereto and shall supersede all previous versions of this Annex 1.

4.	Unless expressly modified by this First Amendment, all of the other provisions of the PPCRA shall remain intact and unchanged.

5.	This First Amendment shall come into full force and effect and shall become an integral part of the PPCRA from the last date the Parties sign below.
IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed in duplicate by their respective duly authorized representatives.

Nanya Technology Corporation

By:	/s/ Jih Lien

Name:	Jih Lien
Title:	President
Date:	March 18, 2005
First Amendment to PPCRA

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Infineon Technologies AG

By:	/s/ Thomas Seifert	And by:	/s/ Michael Majerus

Name:	Thomas Seifert	Name:	Michael Majerus
Title:	MP CEO	Title:	MP - CFO
Date:	05.04.05	Date:	05.04.05

Inotera Momories, Inc.

By:	/s/ Charles Kau	And by:	/s/ Karlheinz Horninger

Name:	Charles Kau	Name:	Karlheinz Horninger
Title:	President	Title:	E.V P
Date:	March 23, 2005	Date:	25.03.2005
First Amendment to PPCRA

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Annex 1: Transfer Price
Section I Principles
The calculation of the Transfer Price to be charged by the JV to the Buyers has been agreed upon by the Parties to be performed by the following rules:
a)	The Products will be sold from JV to the Buyers at Transfer Prices per wafer. These Transfer Prices will be calculated for all wafers of a certain diameter (e.g. 300mm). All Commodity DRAM Products, [***] Specialty DRAM Products will be sold at [***] wafer transfer prices.

b)	In principle, the Transfer Price for the Commodity DRAM Products will be calculated as follows:
bl) Transfer Price [***]

b2) Margin = [***] [***]
Transfer Price Principle for Commodity DRAM Products
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Annex 1 to First Amendment to Product Purchase and Capacity Reservation Agreement

c)	The Transfer Price for the Specialty DRAM Products will be calculated as follows:

Transfer Price =[***]

d)	For all wafers that do not fulfill the QC quality criteria as jointly defined by the Buyers, regardless if they carry Commodity DRAM Products or Specialty DRAM Products, [***] as calculated according to b) and c) above. [***] Transfer Prices for Commodity DRAM Products and specialty DRAM Products to the JV.

e)	After July 15th, 2004, JV shall be reimbursed by the Buyers with a premium for additional potential revenue based on Downgrade Business as follows;

e1) for any additional revenue between July 15th, 2004, and Feb. 28th, 2005, the reimbursement of each Buyer to JV shall be calculated as 2.5% of the wafer sales from JV to the Buyer in accordance with the aforesaid paragraph a) of this Section as a premium (the “DG-Business Premium”).

e2) the percentage of the DG-Business Premium under paragraph el) of this Section shall be increased to 5% starting from March of 2005 onwards.

The percentage set forth in paragraph e2) of this Section shall be reviewed on a quarterly basis based on the DG-Business implemented by the Buyers. First review shall take place in June of 2005. Any change of the percentage of the DG-Business Premium will have to be agreed by all Parties in writing based on the results of the quarterly reviews of the DG-Business of IFX and NTC. For quarterly reviews of the Buyers’ DG Business, the Buyers shall provide the JV the necessary reports agreed by IFX, NTC and IMI.

- JV will invoice the Buyers by adding the DG-Business Premium set forth in this paragraph to the preliminary and final Transfer Price respectively. Thereafter the charging for the DG-Business by JV to the Buyers shall follow the standard wafer sales between JV and the Buyers with regards to invoicing and payment terms, etc. The mechanism will follow Article 6.2 of the PPCRA.

f)	The calculation sheet to be used for the calculation of all Transfer Prices according to a) - e) above, for a given diameter, is given under Section II (sec below).

g)	The purchase orders for a certain calendar month will be based on “Preliminary Transfer Prices”, using forecasted values for the items A, C, E, H, I1, N and Q of the formula.

h)	Not later then 4 weeks after that calendar month, the “Final Transfer Prices” will be calculated by using the actual values of that month for the items A, C, E, H, I1, N and Q.

i)	The difference between payments based on “Preliminary Transfer Price” and payments due to “Final Transfer Price” will be charged / refunded not later than 6 weeks after that calendar month.

j)	The Parties will take all reasonable efforts and provide all relevant data in order to allow timely calculation of the Preliminary Transfer Price and the Final Transfer Price.

k)	In the formula used for the Transfer Price, as per Section II (see below), [***] (i) [***] (ii) [***]the market price, (iii) [***] to
Annex 1 to First Amendment to Product Purchase and Capacity Reservation Agreement

the Buyer, (iv) [***]

1)	The procedure for evaluating the monthly Front End Cost per Commodity DRAM Product wafer (item N on the formula as per Section II) and the Front End Cost per Specialty DRAM Product wafer (item O on formula as per Section II) shall be agreed upon between the Parties [***]

The Parties agree that [***] specially DRAM product wafers [***] in the Transfer Prices of the specialty DRAM Product wafers.
Annex 1 to First Amendment to Product Purchase and Capacity Reservation Agreement

Section II Definitions & Formula
Section II.I: Definition
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Section II.2: Transfer Price Calculation Sheet
Annex 1 to First Amendment to Product Purchase and Capacity Reservation Agreement

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